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                                                                Exhibit 99.1


FOR IMMEDIATE RELEASE:
----------------------

CONTACT:                   Marty E. Adams
                           President & Chief Operating Officer
                           Sky Financial Group, Inc.
                           (419) 327-6300


                           Thomas J. O'Shane
                           Chairman, President & Chief Executive Officer First Western Bancorp, Inc.
                           (724) 652-8550

                           SKY FINANCIAL GROUP, INC.
                               AGREES TO ACQUIRE
                          FIRST WESTERN BANCORP, INC.

DECEMBER 14, 1998 ( BOWLING GREEN, OHIO; NASDAQ: SKYF) Sky Financial Group, Inc. announced today the execution of a definitive agreement to acquire First Western Bancorp, Inc., a $2.2 billion bank holding company headquartered in New Castle, Pennsylvania. (NASDAQ: FWBI) The acquisition, which is expected to be completed in the third quarter of 1999, will create a $7 billion financial services organization, with market capitalization of $1.8 billion, making Sky Financial the 54th largest bank in the United States in terms of market capitalization. Upon completion of the acquisition, the combined company will have total assets of approximately $7.0 billion, total deposits of approximately $5.3 billion, stockholders' equity of approximately $535 million, and will conduct its banking business through 210 banking centers throughout Ohio, Western Pennsylvania, West Virginia and Michigan.

Under the terms of the agreement, First Western shareholders will receive 1.211 shares of Sky Financial common stock for each share of First Western common stock in a tax-free exchange. Based upon Sky Financial's average closing price of $31.45 for the week ended December 11, 1998, the transaction represents an exchange value of $38.09 for each common share of First Western and an aggregate transaction value of $434 million.

First Western Bank, N.A. will be merged into The Citizens Banking Company to create a $4 billion commercial bank serving Eastern Ohio, Western Pennsylvania, and Northern West Virginia. Marty




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E. Adams, President & COO, of Sky Financial Group stated, "First Western is a premier banking franchise in Western Pennsylvania, and we are extremely pleased to have them join Sky Financial Group. The partnership among our two companies complements our existing market area, and will enable us to realize important synergies in our retail, commercial and fee-based businesses."

Thomas O'Shane, Chairman and Chief Executive Officer of First Western, stated, "We are extremely excited to become part of the Sky Financial family. Over the years, our two franchises have worked together on commercial loans and have exchanged many management and banking ideas. Therefore, we know each other very well. I am confident that the First Western customers, employees, and shareholders will benefit tremendously by this affiliation with one of the truly exceptional regional banking franchises in the Midwest."

The merger, which is to be accounted for as a pooling-of-interest, is expected to be accretive to earning per share by approximately 2% in the first full year of operations . The merger is expected to result in an annual pre-tax cost savings of at least $11 million, representing 22% of First Western's expense base, through the elimination of redundant systems and excess capacity, improved branch efficiencies and increased alternative delivery channels for financial products and services. A pre-tax merger related charge of approximately $60 million will be recognized in the quarter in which the merger is completed. First Western has issued an option in favor of Sky Financial to purchase up to 19.9% of outstanding shares of First Western, at an exercise price of $28.50 per share, which is exercisable upon the occurrence of certain events.

David R. Francisco, Chairman and CEO, of Sky Financial Group commented, " We have made great progress in integrating the fine institutions that comprise Sky Financial Group and we are well prepared to take on this important, in-market transaction. The acquisition terms meet all of our established acquisition criteria. We have used conservative assumptions and the acquisition will benefit our shareholders in the first full year of operations. We are also enthusiastic about welcoming First Western's employees to Sky Financial, where one of our core values is the creation of an exceptional environment for our people."

Sky Financial Group, Inc. is a diversified financial services holding company headquartered in Bowling Green, Ohio. The Company's banking affiliates include Mid American National Bank and Trust Company, Toledo, Ohio; The Citizens Banking Company, Salineville, Ohio; and The Ohio


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Bank, Findlay, Ohio. The Company's financial services affiliates include Mid Am
Recovery Services, Inc., Clearwater, Florida; MFI Investments Corp., Bryan, Ohio; Mid Am Credit Corp., Columbus, Ohio; Mid Am Private Trust, N.A., Cincinnati, Ohio; Mid Am Financial Services, Inc., Carmel, Indiana; Simplicity Mortgage Consultants, Marion, Indiana; Mid Am Title Insurance Agency, Inc., Adrian, Michigan; Sky Technology Resources, Inc., Bowling Green, Ohio;
ValueNet, Inc., Lisbon, Ohio; Freedom Financial Life Insurance Company,
Phoenix, Arizona; and Freedom Express, Inc., Salineville, Ohio.

                                     *****

         The information contained in this press release contains forward-looking statements regarding expected future financial performance which are not historical facts and which involve risks and uncertainties. Actual results and performance could differ materially from those contemplated by these forward-looking statements.

                                     -end-